Exhibit 99.1

Medifast Announces Chief Financial Officer Transition

BALTIMORE, March 4, 2020 -- Medifast, Inc. (NYSE: MED), the company behind one of the fastest-growing health and wellness communities, OPTAVIA®, announced today that Timothy G. Robinson, Chief Financial Officer, will be stepping down from his position at the company on March 31, 2020.

Medifast’s Chief Executive Officer Dan Chard and the Board of Directors have retained a leading international executive search firm to help the company identify and appoint a long-term successor to Mr. Robinson. Joseph Kelleman, has been appointed interim Chief Financial Officer to lead the finance function until a permanent appointment is made. Mr. Kelleman has had a distinguished career with Medifast since joining in 2012, serving in a series of senior financial roles in that time including Corporate Controller and Vice President of Finance. He also served as interim Chief Financial Officer of the company prior to the appointment of Mr. Robinson in 2013.

“Tim has been an important member of the team in his seven years at Medifast, and we wish him all the best in his future endeavors,” said Dan Chard. “We are at an exciting point in our company’s journey, having driven rapid growth and executing the development of an infrastructure to support significant incremental growth over the coming years. We are well positioned to build on our success in the United States and in Asia, as we move forward in our mission to offer the world lifelong transformation one healthy habit at a time.”

About Medifast

Medifast (NYSE: MED) is the company behind one of the fastest-growing health and wellness communities, OPTAVIA®, which offers Lifelong Transformation, One Healthy Habit at a Time®. Based on nearly 40 years of experience, Medifast has redefined direct selling by combining the best aspects of the model. Its community of thousands of independent OPTAVIA Coaches teach Clients to develop holistic healthy habits through products and clinically proven plans, the Habits of Health® Transformational System and comprehensive support from a community of like-minded people. In 2019, Medifast expanded the OPTAVIA movement globally, beginning with the Asia-Pacific region. Medifast is traded on the New York Stock Exchange and was named to Fortune's 100 Fastest-Growing Companies list in 2019 and Forbes' 100 Most Trustworthy Companies in America list in 2016 and 2017. For more information, visit www.MedifastInc.com or www.OPTAVIA.com.

MED-F

Media Contact:

Medifast, Inc.

Jessica Oring

jessica.oring@medifastinc.com

Investor Contact:

ICR, Inc.

Scott Van Winkle

(617) 956-6736